NEWS RELEASE
CONTACT: Janine Orf (314) 275-3680

FOR IMMEDIATE RELEASE

PATRIOT COAL SIGNS EMPLOYMENT AGREEMENT WITH PAUL VINING
TO SERVE AS PRESIDENT & CHIEF OPERATING OFFICER

ST. LOUIS, May 13 – Patriot Coal Corporation (NYSE: PCX) today announced that it has signed an employment agreement with Paul H. Vining to serve as President & Chief Operating Officer, effective with the closing of the proposed acquisition of Magnum Coal Company (“Magnum”).  Mr. Vining has over 30 years of experience in the coal mining industry.

Vining is currently serving as President & Chief Executive Officer of Magnum and is a member of Magnum’s board of directors.  Under Paul’s leadership since late 2005, Magnum integrated operations acquired from Arch Coal and doubled in size to become a top-three producer in Central Appalachia.  Before joining Magnum and its predecessor company, Mr. Vining was senior vice president of marketing and trading at Arch Coal.  He also operated a privately held coal trading, marketing and consulting company, and served in various capacities at Peabody Energy, including Executive Vice President of Sales and Trading, and President of Peabody COALTRADE.  Vining holds a B.S. in chemistry from the College of William and Mary, and a B.S. in mineral engineering and a M.S. in extractive metallurgy from Columbia University.

“We are extremely pleased that Paul will be joining our Patriot team.  Paul is one of the most capable leaders in our industry, with a wealth of experience in every key aspect of the coal business.  He will be responsible for both operations and marketing of the combined company, and is uniquely qualified to drive our day-to-day performance,” said Patriot Chief Executive Officer Richard M. Whiting.  “We look forward to completing the Magnum acquisition and welcoming Paul as our new President & COO.  In the interim, we will be working closely with Paul to develop the appropriate compensation and benefits programs for the combined company, to ensure that we attract and retain qualified mining people at all of our operations.”

Acquisition of Magnum Coal Company

On April 2, 2008, the Company announced that it had signed an agreement to acquire Magnum.  Magnum sold 18.4 million tons of coal in 2007 and operates 12 mines and 7 preparation plants in Central Appalachia.  The acquisition is subject to certain regulatory approvals and customary closing conditions, and the issuance of common stock is subject to approval by Patriot stockholders.  The proposed transaction is expected to be completed around mid-year.

About Patriot Coal

Patriot Coal Corporation (the “Company”) is a leading producer and marketer of coal in the eastern United States, with ten Company-operated mines and numerous contractor-operated mines in Appalachia and the Illinois Basin.  The Company ships to electric utilities, industrial users and metallurgical coal customers, and controls approximately 1.3 billion tons of proven and probable coal reserves.  The Company’s common stock trades on the New York Stock Exchange under the symbol PCX.

Important Information for Stockholders

The Company will file a proxy statement/prospectus with the Securities and Exchange Commission (the “SEC”) in connection with the proposed issuance of Company common stock in the transaction with Magnum.  Investors and stockholders are urged to read the proxy statement/prospectus when it becomes available and any other relevant documents filed with the SEC because they will contain important information about the proposed issuance.  Investors and stockholders may obtain these documents free of charge at the website maintained by the SEC at www.sec.gov.  In addition, documents filed with the SEC by the Company are available free of charge by contacting investor relations by phone at 314-275-3680, in writing to Janine A. Orf, Director of Investor Relations, or by email to jorf@patriotcoal.com.  The final proxy statement/prospectus will be mailed to stockholders.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

The Company, Magnum and certain of their respective directors, executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from the stockholders of the Company in connection with the proposed issuance.  Information about the Company’s directors and executive officers is set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 filed with the SEC on March 14, 2008 and in the proxy statement for the Company’s 2008 annual meeting of stockholders filed by the Company with the SEC on April 7, 2008.  Additional information regarding the potential participants in the proxy solicitation and information regarding the interests of such potential participants will be included in the proxy statement/prospectus and the other relevant documents filed with the SEC when they become available.

Forward Looking Statements

Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995.  These statements involve certain risks and uncertainties that may be beyond our control and may cause our actual future results to differ materially from expectations.  We do not undertake to update our forward-looking statements.  Factors that could affect our results include, but are not limited to: failure to obtain Company stockholder approval of the proposed issuance of shares in connection with the Magnum transaction; failure to obtain, delays in obtaining or adverse conditions contained in any required regulatory or other approvals; availability and cost of financing; failure to consummate or delay in consummating the transaction for other reasons; changes in laws or regulations; changes in general economic conditions, including coal and power market conditions; the outcome of commercial negotiations involving sales contracts or other transactions; the Company’s dependence on Peabody Energy Corporation in the near future; geologic, equipment and operational risks associated with mining; supplier and contract miner performance and the availability and cost of key equipment and commodities; the Company’s ability to replace coal reserves; labor availability and relations; availability and costs of transportation; weather patterns affecting energy demand; legislative and regulatory developments; risks associated with environmental laws and compliance; the outcome of pending or future litigation; and the availability and costs of competing energy resources.  The Company undertakes no obligation (and expressly disclaims any such obligation) to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.  For additional information concerning factors that could cause actual results to materially differ from those projected herein, please refer to the Company’s Form 10-K and 8-K reports.

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